UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
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☐	Soliciting Material under §240.14a-12
Portland General Electric Company
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 is to supplement certain information disclosed in Portland General Electric Company's definitive proxy statement for its 2017 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on March 16, 2017 (the "Proxy Statement"). In the "Corporate Governance - Board of Directors" section on page 7 of the original filing, it was disclosed in the second paragraph that director John W. Ballantine attended 71% of the meetings of the Board of Directors and meetings held by all committees on which Mr. Ballantine served in 2016. The Company is filing this Amendment No. 1 to supplement such disclosure by noting that the meetings Mr. Ballantine did not attend in 2016 consisted of one meeting of the Board of Directors and two related board committee meetings in April 2016, and that Mr. Ballantine was unable to attend those meetings because of a medical issue that has since been resolved. Mr. Ballantine attended all of the other meetings of the Board of Directors and the committees on which he served in 2016. No other changes have been made to the Proxy Statement, and this Amendment No. 1 has not been updated to reflect events occurring subsequent to the filing of the Proxy Statement.

Shareholders who have already properly executed a proxy card or voted via the Internet on the election of directors and who would like to change their vote may revoke their proxy before it is voted at the Annual Meeting of Shareholders by submission of a proxy bearing a later date or via the Internet, by mail (if permitted by a broker, bank or other nominee), by attending the Annual Meeting in person and casting a ballot, or as otherwise described in the Proxy Statement. Any shareholder who would like a new proxy card or has any questions should contact:

Portland General Electric Company
121 SW Salmon Street, 1WTC1301
Portland, Oregon 97204
Attention: Marc S. Bocci, Corporate Secretary